Exhibit 99.2

Q1 2016 IDEX Corporation Earnings Conference call
April-19-2016
Confirmation #13620004

IDEX Corporation
Q1 2016 Earnings Conference call
April-19-2016
Confirmation #13620004

Operator: Greetings, and welcome to the Q1 2016 IDEX Corporation earnings conference call. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press star-zero on your telephone keypad. As a reminder, this conference is being recorded.

I would now like to turn the conference over to your host Mr. Michael Yates, Vice President and Chief Accounting Officer. Thank you. You may begin.

Mr. Mike Yates: Thank you, Rob. Good morning, everyone. This is Mike Yates, Vice President and CAO for IDEX Corporation. Thank you for joining us for our discussion of the IDEX first quarter financial highlights.

Last night, we issued a press release outlining our company's financial and operating performance for the three-month period ending March 31st, 2016. The press release along with the presentation slides to be used during today's Webcast can be accessed on our company's Website at www.idexcorp.com.

Joining me today is Andy Silvernail, our Chairman and CEO, and Heath Mitts, our Chief Financial Officer.

The format for our call today is as follows. We will begin with Andy providing an overview of the first quarter's financial results. And then he will provide an update on our markets and what we are seeing in the world and discuss our capital deployment. He will then walk you through the operating performance within each of our segments. And finally, we will wrap up with an outlook for the second quarter and full-year 2016.

Following our prepared remarks, we'll then open the call for your questions. If you should need to exit the call for any reason, you may access the complete replay beginning approximately two hours after the call concludes by dialing the toll-free number 877-660-6853 and entering conference ID 13620004, or you may simply log onto our company's homepage for the Webcast replay.

As we begin, a brief reminder, this call may contain certain forward-looking statements that are subject to the safe harbor language in today's press release and in IDEX's filings with the Securities and Exchange Commission.

With that, I'll now turn the call over to our Chairman and CEO Andy Silvernail.

Mr. Andy Silvernail: Thanks, Mike, and good morning, everybody, and I appreciate you joining us here for the discussion of our first quarter results. As Mike said, I'm going to walk through some overview comments and also some conversation around capital deployment, and then we'll get into the financials and the segment results.

So, after the end of the first quarter, it looks an awful like as we talked about from the end of 2015. The overall economic picture is mixed. As I look at the landscape in the industrial markets, whether it's in the U.S. or Europe or Asia, are relatively weak. That's being offset in many regards by7 strength in our health and science businesses. Municipal is also strong, and we've had very good execution.

I'm going to take you through more detail when I walk through the markets and the segments. But, I think it's suffice to say that the challenges that we talked about at the end of the year are still very much the same picture that we have after the first quarter.

With that, I'm very pleased with how we've started the year, given the markets, really because of the overall execution by our teams in the field.

The first quarter--when I look at the first quarter, and I think about the benefits that our shareholders get by IDEX having diversity and end markets and businesses that allow us in these questionable economic times to still drive profitable growth.

We saw that with strength in our health and science business, we still saw growth, even though there are some challenges on the industrial parts of the markets. I'm very happy with our teams focusing on what they can control.

You know, starting in the midpoint of last year, we put a lot more emphasis on overdriving productivity, making sure our cost structures were in place, while at the same time continuing to invest in the long-term growth that really differentiates IDEX over time.

And the teams did a good job. If we look at the first quarter EPS was 89 cents. That was up 5 cents or 6 percent from a year ago. Op margin came in at 20.4 percent, which was 10 basis points ahead of a year ago. And free cash flow was very strong at 62 million, up 45 percent versus a year ago.

We also completed the acquisition of Akron Brass. It fits very well into our fire and rescue platform. UIt really fits all of the dynamics of what we refer to as IDEX-like business. It fits our operating model. It addresses mission-critical solutions with how we engineer products. And it really faces a niche market that we have excellent positioning in. So, we're thrilled to have Akron as part of the IDEX family.

Additionally, as you look at the first quarter, our healthy balance sheet and strong cash flow--cash flows allowed us to continue to-- to drive capital deployment decisions. We increased our dividend by 6 percent. And we bought back 628,000 shares for about $46 million, so a favorable price, you know, sitting at-- just under $73 a share.

So, while we look at this lack of underlying economic demand and the challenges that it continues to create, we know that-- growth is going to be hard to come by. But, we have a philosophy and a discipline of how we run these businesses. And that remains intact and very solid. And we continue to expect to win this year and continue to drive value for shareholders throughout 2016.

I want to take a minute here and just walk through what we're seeing in our core markets and geographies. In terms of markets, I'll start with energy and chemical. We've been touching on this for the last 18 months. The weakness that we've seen, specifically around the energy businesses, and the weakness in these markets have hit our energy platform BandIT and sealing solutions meaningfully, as we've talked about in the past.

We're also seeing, kind of the residual impacts of hit to Warren Rupp, Viking, and Richter, all important businesses for IDEX. And they do touch in one way or another, the implications from the energy slowdown.

This is being mitigated to a large degree by where we sit in the energy food chain, so to speak. We don't really touch the well head. We're not involved in--deeply in E&P. And so, where we sit in midstream and downstream has had significantly lighter impact overall, not deep--not nearly as deeply cyclical. And so, we've held up better than a lot of folks, who are much further upstream.

If you look at the industrial segment where we sit we've really seen a steading sequentially. So, if you look at how we came in the third quarter, fourth quarter, and now first quarter, we have seen some consistency, sequentially. Now, we do--did have tough comps here from the first quarter on the industrial side. So, that's driving some of the negatives that you're seeing. We have seen this level off to some degree, which is--I think is a solid sign.

You know, agriculture, everybody knows the story here. Overall commodity prices have been hit hard. And they are expected to remain that way throughout the balance of the year. The hit to farmers' wallets has really slowed OEM demand. And we expect it to be that way for the balance of the year. It is somewhat offset by the strength in the aftermarket, but not enough, at the magnitude that we're seeing equipment--OEM equipment sales come off.

The opposite of that is scientific fluidics and really the life sciences markets in general, which have been strong across the end markets, whether you're looking at bio, analytical instrumentation, or IBD. Those were all strong in the first quarter, and they will be for the balance of this year.

The same can be said in municipal. We've had consistent low, single-digit growth across North America and Europe. Municipalities are investing in areas that IDEX touches. And so, that's been a solid story for us. And we expect it will be also for the balance of the year.

If you turn now to regions, and we look at North America, Europe, and Asia,in North America, the story is largely industrial, meaning, if you look at where the weakness is, it really comes from industrial distribution, the residual impacts of what's happened in the energy markets, and the fact that we really are sitting at historic low inventory levels within our distribution channels.

In Europe, it's been quite stable. We feel very good about our positioning within Europe for today and in the balance of 2016. We have nice exposure across a number of businesses, specifically in dispensing and water, that have really outpaced the market growth in Europe. And we expect them to do so here for the balance of the year.

In Asia, it's really, two different stories. One is China that has been consistently weak, not a new story that we've been talking about. We've been talking about this now for well over a year. We expect those headwinds to continue.

On the other hand, if you look at India, uh, India has been a great story for us. We're seeing--we're really taking advantage of the infrastructure improvements and the expansion at both--within the country and, our accelerated investments. And that's playing out in many regards in our fire, rescue, dispensing, and also in our energy business. So, India's been a good-news story for us.

With that, let me touch on capital deployment for a minute. As we've talked about in the past, we really have a four-prong strategy around capital deployment. And we've been very focused on continuing to invest in our strategy of long-term organic growth, number one, adisciplined M&A, consistent dividends, and opportunistic share repurchases. And what I want to do is just take a minute, and I'll talk about each of these areas.

So, on organic growth, we keep investing for the long term. We've got the capacity to make these investments that drive profitable growth for many years to come. And you know, we all see businesses that, when they face challenging times, start to cut the things that are easy. And oftentimes, the things that are easy to cut are the things that you really need for the long-term investment.

We're fortunate that we've got the cash flows, the balance sheet, that we can continue to really invest in the long term. And this is going to pay off for IDEX and differentiate us over time.

If, we look at dividends, you saw on April 6th that our board of directors approved an increase of 6 percent in our dividend. And we're now paying 34 cents a share per quarter.

In share repurchases, I mentioned a moment ago we've repurchased 628,000 shares in the quarter for $46 million at just under $73 a share. And going forward, we're going to continue to be opportunistic. We've talked about this a lot in the past. We have a very disciplined and thoughtful process of when and how aggressively we buy back stock. And we'll continue to have that discipline, as we go forward.

On the M&A front, as I mentioned, we bought Akron Brass. We spent $224 million for Akron. They had in 2015 about $120 million of revenue. It's really an excellent strategic fit. We are in the integration process now. And over the first 30 days, it's gone very well. So, we're pleased with the asset that we have in Akron and the team there. We're thrilled to have them as part of the IDEX family.

If you look into the future of M&A, --the markets, the dynamics remain pretty similar to what we talked about at the end of 2015. We're going to continue to be a player in the marketplace. We've got a good funnel. And we've got the cash flows and the balance sheet to--that will really allow us to continue to-- to deploy capital for M&A.

All right. With that, let me switch over here. And let's start talking about the quarterly results. I'm on slide four. So, in the first quarter, we had revenues that were 503 million. That was flat, in total, down 3 percent organically. We had orders of 526 million that were also flat and down 3 percent organically.

But, very importantly, we built $23 million of backlog in the quarter. And that puts us in an excellent position as we think about going into the second quarter, giving us visibility into the second quarter. And also, as we think about the step up from Q1 to Q2 and then really how the rest of the year flows through, having that $23 million of backlog, is a good place to start from.

In terms of organic orders and sales, they were--continued to be pressured, as I've said, by energy and ag markets. We don't expect that to get meaningfully better as we look at the balance of the year.

And also, there was one other part there that's a little bit of an interesting comparison and does put some noise into the numbers. And that's that last piece of the trailer business that we had in 2015--in the first quarter of 2015, that shipped that we comped against.

So, when you look at the FSD segment and you see some of the puts and takes in that segment and specifically around organic orders, that really explains the-- the overall situation there-- excuse me, organic sales, that explains the situation. Organic orders were quite good in FSD.

Overall for the company, we had a 20.4 percent Op margin that was up 10 basis points year over year. There are a lot of moving parts in that. And I'm going into that --on the next slide here in a second. Overall, very-- very happy with how we've executed and how we're driving profitability and ultimately cash flow in the business.

To that end, as I said, cash flow was $62 million in the quarter, up 45 percent from last year. We had GAAP earnings of 89 cents, up 5 cents or 6 percent, for the year.

And with that, what I'd like to do is go to the next page, turn to slide five. And I want to just take a moment to bridge you from our reported 89 cents against the midpoint of our guidance as we were going into the quarter, which was 81 cents. So, if you'll flip to slide five, I'll just walk you through that bridge.

So, the midpoint of our Q1 guidance, as you recall, that we gave just a couple of months ago was 89 cents. And we delivered 89 cents for the quarter. And so, let me walk through the puts and takes here.

So, on an operating--in terms of operating results, we added 3 cents over our 81 cent guidance. And that was really driven by very solid execution.

If you look at the purchase of Akron Brass, the net of that for the quarter was actually negative one penny. So, we owned Akron for just two weeks in--in March. So, we got some operating benefits for owning them for the two weeks of March. But, that was offset by $2.2 million of fair value inventory step up. And so, the net of that was a negative 1 cent.

We had a 3 cent reversal for contingent consideration for an acquisition from 2015 that really turned into 3 cents of benefit. I'd ask you to note, though, that this is handled in the corporate books. So, it's not reflected in the segment results. And-- that will be important as we think about segment margins on an apples-to-apples basis, because of how some of these pieces are flowing. And we'll make sure that we can bridge you guys, if you have any questions, to make sure that, as you go forward, your models are--are accurate.

Finally, we chose to adopt early, the account standard for share-based compensation. That gave us 3 cents. I think you're all aware. Every U.S. company is going to have to adopt that by the end of the first quarter of next year. We simply adopted--we simply elected to adopt that early.

All in all, when I look at it, it's a very strong start for us. Operationally, I think we had a solid first quarter. And, certainly, when we get to Q&A, if you've got questions on these puts and takes, we're happy to spend some time on it.

All right. Let's turn to the segment discussions. I'm on slide six. And let's start with fluid metering. So, in the first quarter, FMT orders and sales decreased by 6 and 5 percent, respectively. And operating margins were down 130 basis points. It was really driven by the lower volume in the energy and the ag businesses.

We've talked a lot about what we've seen in industrial, energy, and ag, which are--have been more challenged. The real good-news story here is around water. We had another solid quarter, similar to what we saw in the fourth quarter. Municipal markets are solid in North America and Europe, with single-digit growth.

The mild winter also helped us some. You know, when you think about the work that has to be done, specifically when you think about the U.K. and the U.S.,when you get a mild winter, you get projects that get pulled forward that had--that would initially be scheduled for the spring or for the summer. So, we did see some--a little bit of business come forward.

But, more importantly, we've had terrific new product development and productivity out of that group that's driven, the incremental benefits.

As I mentioned before on industrial, order rates in Viking and Warren Rupp, they are--they do remain under pressure, although sequentially have stabilized. And that's really all about the demand levels in industrial distribution.

I would not call it destocking. I just think it's the-- what we've seen in industrial distribution is demand has been weak. They have appropriately taken down their inventory levels. And I think they're managing that well.

We have talked about, you know, the drivers of this. And it really is around the impacts of oil and gas. But, I'll give our teams a lot of credit here. They've done a very, very nice job of getting their businesses right sized, continuing to be highly profitable. These are businesses with very strong incremental margins on the upside and the downside. And they've done a nice job of getting in front of that.

In our energy businesses we did see a soft start to the mobile market. That's really driven by builds in Class 6 and Class 8 trucks, which has started to slow. It was offset a bit by aviation, which has been stronger and gotten the positive side of lower fuel prices and strong demand.

These guys are going to work through this. They--again, much like I said in the industrial side, they've done a nice job of getting their cost structures in place and making sure they've got the appropriate business, scope and size, for the market.

And then finally, just on ag, I've talked about that enough already. That's going to look like it has for the balance of this year. And-- we're going to make sure that we're in fighting shape to compete.

If you go to slide seven on health and science, that's a much more positive tone across the business. Really, the life sciences and the scientific markets remain strong. The industrial businesses have stabilized, quarter over quarter, which is good.

We saw organic orders, were down about 4 percent. But, --as you know in this market, very specifically in this segment, you can get some more puts and takes here quarter to quarter.

Organic sales were up. And Op margin increased by 90 basis points. So--and that was really driven by overall volume leverage, and nice productivity across the segment.

As you get down in some details, scientific fluidics, orders and sales have continued to be strong. The markets are in a good spot. We are really well positioned across analytical instrumentation, bio, and IBD. We expect this to be a very solid marketplace for us through the balance of this year.

Sealing solutions is a mixed bag. The parts of that business that touch scientific markets, mostly semiconductor, have done very well. The parts that touch oil and gas and heavy equipment have taken a pounding. So, net-net, it's been a challenging year for sealing solutions.

Good-news piece of this is our Novotema business that we bought last year. It's integrated well. And they've been able to--to get onboard and be part of IDEX, and build a product portfolio and the operating practices, that really help them be part of the IDEX core business.

Optics and photonics was stable in the quarter. Profitability improvement once again was very good. These productivity improvements over the past few years, they really take hold as you get any uptick in volume at all. And so, we're very pleased with the profitability levels and what they're demonstrating there.

On the industrial side of HST, looks a lot more like FMT. So, they're still weak year over year, but we've seen stability sequentially. I think that's-- that's at least a solid story for us.

Material process technology, this is the lumpiest of all of our businesses. Capital projects really on a global basis, have been challenged. Our team's done a nice job of focusing in places where we really have differentiated technology and capability. And we've had some nice wins in Asia around food and overall in the pharma markets.

We do expect that we're going to see some weakness in North America. But, overall, we think Asia should balance that out. And, we think MPT has the shot of having a pretty solid year throughout 2016.

Okay. I'm on our final segment. I'm on diversified on slide eight. So, as I mentioned to you before, there are some puts and takes, specifically on the sales side because of comping the last piece of that trailer order. But, the net of it is organic orders were up 4 percent in the quarter, while organic sales were down 6 percent.

Operating margins decreased 120 basis points. But, overall, if you look at what happened with the step-up charge with-- from Akron, if you exclude that, FSD operating margins actually increased 80 basis points. So, on the core operations a really nice performance.

So, Akron obviously, as it gets brought into the fold, it's a little bit muddled, in terms of how things flow through the P&L and balance sheet. And we'll make sure that we're real clear with you, again, on an apples-to-apples basis.

In terms of dispensing, really nice job. They continue to deliver for the company. They're winning across North America, Asia, and Europe. X-Smart continues to be a very good story for us. It's really turned into a high-profit business that has terrific positioning for the global markets. So, we think 2016 is going to be--continue to be strong for dispensing.

Fire suppression, we talked about the impact of trailers. But, if you kind of neutralize for that, the core markets are stable in the U.S. and in the U.K. and, had a nice solid first quarter. And again, having Akron as part of that team is going to be terrific. That positions us very, very well, across the spectrum of those markets.

Rescue--has been soft, as we've talked about. It's continued to be that way. But, we are expecting an uptick later in 2016. There are a number of large projects in Europe and Australia that have either been announced, or they're in preparation. And we think we're well positioned against that--those chunks of business. And those are some of the first larger chunks of business, outside of the U.S., that we've seen here in some time. And so, we feel good about going after that business.

And then really, finally, on rescue, eDRAULIC 2.0 and our StrongArm, two products that we've talked about in the past, both are doing well in terms of growing in our core markets, really specifically in North America, getting off to-- to a nice start. That market softness in other parts of the world is muting that.

Finally, BandIT. BandIT has really been hit hard by the impacts of oil and gas, and the industrial markets. But, they've done a nice job in transportation. So, they've had to deal with the headwinds. They've dealt with it well. You know, this is a great business for us. And it will continue to do so -- and a great profit generator and one that will continue to-- will return to growth here in the future.

Okay. I'm on our final slide. And, I want to take some time and just walk you through our second quarter and full-year guidance. I'm on slide nine.

All right. So, let's talk about 2Q. In the second quarter, we're expecting EPS of 91 to 93 cents. Importantly, this includes the remaining $5.4 million pretax inventory step-up charge for Akron, or about 5 cents. So, the way to think of it operationally is it'd be 5 cents better than what we have on the sheet here. But, we are going to run through the last of our inventory step up for Akron here in the second quarter.

Because of all that, you will have a lower operating margin for the quarter. So, again, you know, that 5 cent or that 5.4 million is about a point of operating margin. So, it's 20 cents reported, 21 percent apples to apples.

Organic revenue we think will be flat in the quarter. And tax rate will be about 27.5 percent.

If you look at the fiscal year, we are increasing our guidance. It--we were at 3.60 to 3.70. We're now at now 3.70 to 3.75. And this is principally driven by the benefits associated with the new accounting rules for the share-based compensation that I talked about earlier.

It's important to note that we're going to neutralize this year for the impact of Akron. So, the way to think of it is the first half charges that we're going to take, relative to inventory step up, will be offset by the operating benefits you'll get in the second half of the year. But, for the full year, you really neutralize the EPS impact of Akron in total.

Full-year revenue, as we said in last quarter, we expect to be flat with operating margins-- excuse me, organically expect to be flat, with operating margins in the 20.5 to 21 percent. Again, we guided it about 21 percent earlier. The difference between what we're talking about now and the 21 percent earlier is 100 percent associated with the--with Akron and bringing that in as part of the family.

CapEx will be about $50 million, free cash flow at 120 percent of net income. We are expecting to--we'd ask you to model about a 2 percent net decrease in shares. You know, obviously, we had a great start to the year in that when--when the share price was depressed. And so, we're asking you to model at approximately 2 percent.

As always, any future guidance does not include the impact of acquisitions, either costs or the benefits.

So, Rob, with that, I'm going to pause here. And why don't we turn it over for questions?

Operator: Thank you. At this time, we'll be conducting a question-and-answer session. If you'd like to ask a question, please press star-one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star-two if you'd like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys. One moment, please, while we poll for questions.

Our first question comes from the line of Matt McConnell with RBC Capital Markets. Please proceed with your question.

Mr. Matt McConnell: Thank you. Good morning, guys.

Mr. Andy Silvernail: Good morning, Matt.

Mr. Matt McConnell: Uh, could you discuss the visibility that you have to the flat organic growth next quarter because orders are still down, and, um, you know, I know there's a comp issue with the trailers and, especially in FMT, your orders down 6 percent, um, on organic basis this quarter. Can you just discuss, you know, how you bridge to flat sales next quarter?

Mr. Andy Silvernail: Yes, so, I mean, if you kind of think about the--where we're ending the quarter in terms of backlog, and what we usually go into a quarter with, which, you know, typically, we have a---the total backlog that's about half the quarter. And we're kind of plus or minus that.

We go into it, you know, thinking about what the second quarter-- excuse me, first quarter versus second quarter with the amount of backlog that we have today and the fact that we've built $23 million incrementally of backlog. And it gives us a lot of confidence that we'll get to that second quarter number plus or minus.

I feel pretty good going into the second quarter about where the top line will land. Because we are such a short-cycle business, you never know, as you know full well, Matt. But, --.

Mr. Matt McConnell: --Um-hmm--.

Mr. Andy Silvernail: --Where we stand today with what I'll call stability on the industrial side, and visibility relative to our current backlog and building backlog, it feels pretty good.

Mr. Matt McConnell: Okay. Great. And then, yeah, when you're discussing improvements in businesses like water and scientific fluidics, some of the parts that are doing better, uh, is there a way that you can differentiate how your markets are doing verse--uh, you know, I know some of these are the pieces that you've been investing in through--.

Mr. Andy Silvernail: --Yeah--.

Mr. Matt McConnell: --Through a fairly soft demand environment. Is there a way to split out, um, how IDEX is doing versus the market in some of these areas that are going to grow in the back half?

Mr. Andy Silvernail: Yeah, I think, not as discretely as I'm sure you'd like, but you know, we can obviously, cut it by what we believe to be overall market growth and then the impact of--of our initiative, whether they be market penetration or new products.

That's a lot easier to do when you're truly entering a brand new market, which we don't do very often. The new products is really the place where you can really put your finger on, and you can see the acceleration.

So, if you look at the water businesses, we've got a series of new products that we've launched. You can look at those discretely. If you look at dispensing or you look at StrongArm or you look at the platforms that we know we're on in HST, you can get your arms around each of those in a pretty discrete way.

The way I would say across the board is we are modestly taking share. I don't think it's huge share. But, if you look at our relative organic growth rates market by market, segment by segment against our competitors, we feel pretty good that we're holding up relative to how the markets are and modestly taking some share.

Mr. Matt McConnell: Okay. Great. Thank you.

Mr. Andy Silvernail: Thanks, Matt.

Operator: Our next question is from Nathan Jones with Stifel. Please proceed with your question.

Mr. Nathan Jones: Morning, everyone.

Mr. Andy Silvernail: Hi, Nathan.

Mr. Nathan Jones: Uh, if we could--uh, could just start on the--uh, the reversal of the accrual for the earnout, I think it looks like it was on the CIDRA acquisition--.

Mr. Andy Silvernail: --Yeah--.

Mr. Nathan Jones: --Uh, and I know you would've preferred to pay that money out because it would mean that business was performing better. Can you talk about, uh, what caused it to miss those expectations for the earnout?

Mr. Andy Silvernail: Yeah, that was an acquisition that we did that's, you know, very important acquisition, small, but important for HST, specifically scientific fluidics. We went into the acquisition with a very specific point of view of what we though the performance would be of that business.

And our partners, who are still engaged and excited about being part of IDEX and are doing a terrific job, had a more aggressive point of view. And so, we agreed that we'd put a construct in place that, if they delivered over and above--meaningfully over and above the base case that they would receive more consideration. And as always, when you do that, you put that on the balance sheet. And each quarter, you have to-- you have to make an estimate.

And so, as we sit here today, part of that we don't think they're going to get that--I'll call that accelerated growth on top of what we thought was already a nice, chunk of growth and a good piece of business. And so, the accounting rules really dictate that.

Yes, I would've loved for--I mean, it would be terrific if they had hit their very aggressive case. But, the base business is still doing quite well and very much in line with the model that we put together.

Mr. Nathan Jones: Okay. So, it's not out of line with where you thought it would be.

Mr. Andy Silvernail: No, no. It's just--and that--sometimes, that happens, right, when you've got a buyer and a seller and you have points of view that are different. This is a way to figure that out. And it gives both, you know, real skin in the game around it. And everybody knows what they're getting into. And that-- that's just how it works out sometimes.

Mr. Nathan Jones: Understood. Um, uh, so, you did, uh, about minus 3 percent organic growth in the first quarter, flat--your book I think flat the second quarter--.

Mr. Andy Silvernail: --Yep--.

Mr. Nathan Jones: --Which means, to get to the midpoint of the full-year guidance that was minus one to plus one, you'd need about a point and a half in the back half. Is there--?

Mr. Andy Silvernail: --Yeah--.

Mr. Nathan Jones: --Any assumption of improving markets in the back half because it doesn't really look like your revenue comps get that much easier as we go through the year.

Mr. Andy Silvernail: They do get a little bit easier. And, net, when we're talking about a point and a half, you're really talking about, you know, 10 million--.

Mr. Nathan Jones: --Rounding errors--.

Mr. Andy Silvernail: --Yeah, these are real rounding errors. There are some easier comps when you go through the third and the fourth quarter particularly. So, if you remember, the weakening last year really started the midway through the second quarter. And so, we still had a pretty decent second quarter overall last year. But, we saw that weakening happen in-- in kind of June.

And so, the third and the fourth quarters were comparatively weaker. So, as I look kind of forward, the really important ramp for us was going to be, were we going to ramp from a weaker first quarter to a stronger second quarter? And that for us was really the telling sign.

And given the backlog that we've built and given some of the visibility that we have, unless you start to see something deteriorate meaningfully that we don't see today, we feel pretty good about where the top line should end up here for the balance of the year.

Mr. Nathan Jones: Okay. And then just one more, uh, I guess more philosophically on the M&A front. You guys have done a great job over the last several years, earned, uh, a premium multiple out there in the market.

Are there properties out there that would interest you that would require the issuance of equity? Is that somewhere that you would be prepared to go with saying that there's an arbitrage there on your valuation at some point here? Can you just talk about, you know, how you think about using equity, um, and if there's properties, uh, even out there that would be big enough to require that for you?

Mr. Andy Silvernail: So, I think the answer to the first part of your question is yes, we would, but it would be very selectively. Even though we do have a premium valuation arbitrage, that equity is extremely valuable. And the--being able to use cash or debt tends to be a much better mechanism for us generally.

Mr. Nathan Jones: Um-hmm.

Mr. Andy Silvernail: We'd really prefer to do that. But, if the right thing were there and that was the requirement, yes, we would consider it.

The reality is, and we've talked about this a lot in the past, there just are very few things of the scope and size that would require us to do that. And there are some things out there, as we've said in the past. There are some larger businesses that--we think would be a great fit with IDEX and we believe could drive a huge amount of value. But, there aren't very many.

But, if that rare circumstance were to happen, as one of our board members calls it, the purple squirrel, if that was to happen, you know, we don't find them very often. But, would we do it? Sure, we'd do it.

Mr. Nathan Jones: All right. Thanks very much.

Mr. Andy Silvernail: Thank you, Nathan.

Operator: Our next question is from Mike Halloran with Robert W. Baird. Please proceed with your question.

Mr. Mike Halloran: Hey, morning, guys.

Mr. Andy Silvernail: Hey, Mike.

Mr. Mike Halloran: Um, so, first, just talking about the signs of stabilization you're seeing out there on the industrial side, is that on the order book? Uh, is that in the customer conversations? Is it in what you're seeing, just maybe more normal sequential starting to play out? Maybe just some color on what the contextual things you're seeing specifically that point to the stabilization side.

Mr. Andy Silvernail: Sure, Mike. You know, we started to see this third into fourth quarter, right? So, as you saw third, fourth quarter developing last year, you were still-- if you went back, as I answered Nathan's question, if you went from kind of middle of the second quarter last year, through a good part of the fourth quarter last year, you were seeing sequential downticks, right? And you were--.

Mr. Mike Halloran: --Yep--.

Mr. Andy Silvernail: --Seeing all of the behaviors that go along with that, right? And what we've seen now is that sequential stability, call it for the last four or five months, and also, -- maybe I'll call it that sense of anxiety or panic that a lot of people have when you're seeing sequential downticks, you start to see that level off.

So, yes, it's happening in conversations. It's happening in how people are setting their inventory Kanbans. And we're really principally talking about industrial distribution.

Mr. Mike Halloran: --Um-hmm--.

Mr. Andy Silvernail: --And so, I'm going to call it stability. Part of it, right, is we don't have that big exposure, direct exposure to oil and gas. So, you know, places that do still have that, you still see in lots of volatility, even with oil creeping up here over the last few months. There's still a lot of volatility around that marketplace. And we're still in the midst of rig reductions.

So, we're not experts. We're certainly not experts in that part of the world. But, the places that we do touch it, that still has a lot of volatility. But, the base industrial business,both in terms of the numbers and how people are responding, subjectively, feels like it's leveled off to a degree.

Mr. Mike Halloran: Okay. That helps. And then, uh, kind of a modeling question, when you think about the onboarding of Akron here, how does that change the seasonality on that FSD segment?

Mr. Heath Mitts: Hey, Mike. It's Heath. Not a ton. Akron's activity doesn't have a tremendous amount of seasonality to it. And once we fully layer in the Akron numbers to our, diversified segment, inclusive of all the ongoing intangible amortization and so forth, it'll have an impact on operating margins down, as we begin the journey to build up Akron's profitability closer to, IDEX-like levels. But--in general the order book for Akron doesn't have a tremendous amount of seasonality.

Mr. Andy Silvernail: So, what that will do, though, Mike, right, is because we do--because you do have some volatility and, some volatility across that segment, just more--.

Mr. Mike Halloran: --Yep--.

Mr. Andy Silvernail: --Others, and you have some more seasonality because of dispensing, that will probably to some degree--not huge, but to some degree mute that a little bit, the whole segment--.

Mr. Mike Halloran: --Yeah--.

Mr. Andy Silvernail: --You know, will be a little bit more muted in terms of volatility, but--.

Mr. Mike Halloran: --Sure--.

Mr. Andy Silvernail: --But, not big numbers.

Mr. Mike Halloran: That makes sense. And then on the HST side, anything new coming from a new product introduction side, the things you're working on with the core customers there that are going to be significant in the near term here?

Mr. Andy Silvernail: Nothing that's going to blow the doors off. But, the stuff that we're going to launch here, this year, next year, this is stuff we've been working. If you would go back and look two years ago, we'd have told you that you're going to start to see some stuff coming out in late '16, '17 that are really attached to new products that our customers are going to launch. And we're in design cycles with them. And we follow them. And so, success now for those is really based on do they hit their unit volume expectations? And they're pretty good at nailing that down generally.

And so, nothing that's-- that's a barn burner, but really consistent growth around that strategy we've had for a long time, which is more high-value content per platform.

Mr. Mike Halloran: Great. Hey, appreciate the time.

Mr. Heath Mitts: Mike, just to follow on with that, as we think about the second quarter as I know you're doing your modeling, we do have a little bit of lumpiness on a year-over-year basis in Q2 for HST specifically.

And that's not so much related to the instrumentation customers. It's more related to our-- our MPT, the material process technologies, where we had some--a couple of comp--a couple of--Q2 will have a couple of more difficult comps that we're coming up against, in the second quarter that don't repeat later in the year. So, um, I just, uh, guide that to, uh, help you calibrate.

Mr. Mike Halloran: Thanks, Heath.

Operator: Our next question is from Steven Winoker with Bernstein Global Wealth Management. Please proceed with your question.

Mr. Steve Winoker: Uh, good morning, guys. Uh--.

Mr. Andy Silvernail: --Hey, Steve--.

Mr. Steve Winoker: --Hey, just a quick question. How much--uh, do you have any other earnouts, acquisition earnout agreements in place across the portfolio?

Mr. Andy Silvernail: We don't.

Mr. Steve Winoker: Okay. Uh, and was pricing your typical 1 percent this quarter positive or something different?

Mr. Andy Silvernail: Let's see. The--it's a--it was a little bit lower, in the quarter, mainly driven by HST. And that's generally because we're--as we've gotten further along with some of the bigger OEM contracts, and that's become a bigger piece of the pie, specifically for HST, we don't generally reopen those contracts for pricing related things.

So-- it was a little bit lower than the one. But, for the year, I think modeling, probably just inside of 1 percent's a good number in total for IDEX.

Mr. Steve Winoker: Okay. And I'm just trying to get my head around the FSDP, uh, organic growth again. Outside that trailer project, the last year organic was down 15 percent because I think the dispensing--.

Mr. Andy Silvernail: --Yep--.

Mr. Steve Winoker: --Uh, comps. So, how should I think about or how are you thinking about what real kind of underlying organic was in that unit?

Mr. Andy Silvernail: Yeah, I think, if you--kind of puts and takes and everything, it's basically flattish. We did see year-over-year order rates that were up a little bit. If you kind of look at the base overall business, it's kind of flattish with strength in dispensing, a decent performance in fire offset weakness in rescue and in BandIT.

Mr. Steve Winoker: Okay. All right. That's helpful. And--uh, and just one more quickly. Um, I suppose, with Akron Brass now, are you guys thinking that you're kind of, uh, cash availability, cash and debt availability capacity for M&A this year is on the 0.5 billion range or something--?

Mr. Andy Silvernail: --That's exactly right. Yep.

Mr. Steve Winoker: Okay.

Mr. Andy Silvernail: You hit it on the head. We've got about $0.5 billion that we could tap into, from our--our balance sheet. Think of it over the next three years as being 1 billion-ish.

Mr. Steve Winoker: Right.

Mr. Andy Silvernail: That's kind of the way to think about it.

Mr. Steve Winoker: Okay. I'll pass it on. Thanks, guys.

Mr. Andy Silvernail: Thank you.

Operator: Our next question is from Allison Poliniak with Wells Fargo. Please proceed with your question.

Ms. Allison Poliniak: Hi, guys. Good morning.

Mr. Andy Silvernail: Good morning.

Ms. Allison Poliniak: Uh, on water, uh, Andy, you talked about some projects getting pulled forward because of the weather. Is that going to impact, you know, I guess the seasonality or lack thereof this year that we should be thinking about?

Mr. Andy Silvernail: No, it's not a huge number, Allison. For IDEX, it's not a huge number. For water itself, it's a few million dollars here or there. So, I don't think it impacts us looking forward enough to consider it.

Ms. Allison Poliniak: Okay. Perfect. And then just bigger picture, you know, a lot of talk on the stabilization on industrial side, the panic's behind us. Um, trying to be positive here, you know, is there any thoughts or views that maybe we could see an incremental lift as we move in the back half of the year?

Mr. Andy Silvernail: You know, I'm--I actually--I feel really similar to how I felt, you know, when we talked after the fourth quarter. And my commentary's the same. I still think, overall, there's more downside risk than upside. I know it feels better for a lot of people. And I know, equities in our space have run here in the last month or so.

But, when you just look at the underlying conditions, and take away the emotion of it and just kind of look at the data, the data does not suggest that there is-- a really strong upside case.

I'd love to be wrong. But, we've always--we've said this pretty consistently. We are much better at managing for a-- a tighter scenario. And we can move on the upside very quickly. The impact of incremental margins, we don't want to be caught on that downside.

So, while I certainly don't feel like the risk has gotten higher in the last quarter, I still think that there's overall more downside than upside.

Ms. Allison Poliniak: Great. Thanks. That's very helpful.

Mr. Andy Silvernail: Yep.

Operator: Our next question is from Charlie Brady with SunTrust Robinson Humphrey. Please proceed with your question.

Mr. Charlie Brady: Hi, uh, thanks. Uh, morning, guys. Um--.

Mr. Andy Silvernail: --Hey, Charlie--.

Mr. Charlie Brady: --Hey, just kind of back on--you touched a little bit earlier kind of, you know, beginning of the year, things, you know, looked a disaster. We've had a pretty good snap back on the industrial space. But, I'm wondering, from your standpoint, in terms of order intake, did you see, uh, you know, a really sharp, you know, dip in the beginning of the year and you've come to--you know, to stabilization or plus, and so it's averaging out to kind of stable, or I'm trying to get a sense I guess of the cadence on really the orders through the--uh, through the quarter, first three months of the year.

Mr. Andy Silvernail: Well, Charlie, let me clarify first. I think that the overall just kind of, generally, the commentary that I have today versus commentary that I had after the end of the year, it really is the same.

The difference is you've got three more months of stabilization, right? You've got a quarter more of stabilization. We started seeing some of the elements of it, in the--as we ended the year.

That being said, yeah, as we've ramped from our first month through our third month, things did get sequentially stronger, but they also tend to get sequentially stronger, right? So, if you look at how a normal quarter flows, it's not that different than the normal, maybe a little bit better.

I guess, people are--I mean, everyone's looking here for a sign of-- of strength. I really don't think it has materially strengthened. I think what you have is another quarter of stability. And the emotional pieces of it that were kind of really pounding in the early months of the year and the late months of last year, you know, that real fear is starting to fall off. The data itself is not dramatically different.

Mr. Charlie Brady: Okay. That's helpful. Thanks. And I guess, just kind of bigger picture, I mean, on the--you know, the energy exposure that you guys have had, what do you think in your mind that your customers are going to have to see? I mean, is it a function of, you know, oil goes back to 50 plus a barrel? I mean, obviously, you're not really much on the upstream. So, that's, uh, less of--uh, of an impact on you guys. But, I'm just trying to get a sense of, from your point of view, when you're looking down the road 12, 18 months.

Mr. Andy Silvernail: Yeah.

Mr. Charlie Brady: What happens in energy to kind of get things kind of back on track and maybe get some growth there?

Mr. Andy Silvernail: Well, I think, the radical swing in capital spending and in MRO, if I were going to go back in time and say, "What do I think that most of us got wrong to a degree," I think we got two things wrong that have been more amplified, that have amplified this downturn more than any of us expected.

The first thing we got wrong was I think people didn't fully appreciate how much the energy capital spending over the last several years was pulling along the things that we defined as general industrial, right? And so, the reverberation of that, as things got weaker, um, it hurt the general industrial I think more than people expected it was going to. So, I think we got that one thing wrong.

The second thing that we got wrong, and we're really seeing it playing itself out now, specifically in that area, is, you know, historically, on the MRO side, as the big capital spending has slowed down, the MRO side has-- has stabilized or picked up.

And one of the things that we're not seeing in this-- in this time is you're seeing--we're seeing differently than necessarily, maybe in the past is the amount of pirating that's happening for parts off of things that are being taken offline is pretty dramatic.

So, why does that matter? It matters because I think that the overall deficit that we've experienced, us less so than people who have a lot more exposure, this deficit has been a lot bigger.

So, what changes? Now, let me address your question really specifically. What changes is that runs its course. And the capital spending even picks up modestly. And then you have an MRO deficit now that's got to be filled.

Now, when that happens, if I knew that, I'd be in a different line of work. But, it feels like the amount of capacity that's coming out, the supply-demand imbalance, at some point, if that turns over, you could see the excess capacity, or the need for capacity snap back pretty aggressively. When that happens, if that happens, that's for all the smart people in Doha to figure out.

Mr. Charlie Brady: Thanks. That's helpful. Appreciate it.

Mr. Andy Silvernail: Thanks, Charlie.

Operator: Our next question comes from Kevin Maczka with BB&T. Please proceed with your question.

Mr. Kevin Maczka: Thanks. Good morning.

Mr. Andy Silvernail: Hey, Kevin.

Mr. Kevin Maczka: A couple of follow-up kind of modeling questions on Akron. So, you've got it neutral to earnings this year. The contribution's offset by these step-up costs and the interest expense. Can you just talk about where you think margins will be on that business, and what's the associated interest expense here this year?

Mr. Heath Mitts: Kevin, it's Heath. The--let's tackle the easy one first. The interest expense is going to be a couple of cents per share. The incremental is what we're anticipating for the year. And that includes potentially, what we may or may not do in terms of we announced some of the balance sheet as we think back and through the second half of the year. So, it's a couple of cents.

The other piece to think about is there's certainly going to be a timing element of that. Andy address some of that earlier. We are going to work our way through the-- the total purchase price accounting step-up costs, for the inventory in the first and second quarters. So, that'll have a bigger impact on the negative in the first and second quarters. And then obviously, in the third and fourth quarter, we won't have those same costs. So, you'll get the full-on Akron Brass operating contribution.

So, in terms of modeling, there is a little bit of difference. It's neutral for the year. But, it does have an--a difference between the first and the-- and the second half.

Mr. Kevin Maczka: Right. And then thinking about next year in terms of accretion, so there should be more for two reasons. That 7.6 million of step-up costs goes away that you just mentioned. But, also, you're expecting to grow and improve the margins on this acquired business. Can you talk a little bit about the improving of the margins and where they are now and kind of what you think your potential is here that--now that you own it?

Mr. Heath Mitts: Sure. The--absent purchase price accounting and absent any intangible amortization, so let's just stick with EBITDA because I think that's the best apples-to-apples comparison, they--it runs about 500 basis points lower than our existing fire suppression business. And our existing fire suppression business is plus or minus in line with the rest of IDEX, maybe-- maybe just a tad lower.

So, there's 500 basis points that as a standalone Akron-- Akron Brass business that, we're going to tackle out of the gate. I would suggest the timing of that's going to take a couple of years to get it up to speed. There's some operating decisions, some footprint discussions underway as we bring the two businesses together, our existing fire suppression business with the Akron business. But, as those things happen and we integrate the commercial teams and go through all of that, I think, we'll start to realize the synergies in the next two years.

Mr. Kevin Maczka: Okay. Thank you.

Mr. Andy Silvernail: Thanks, Kevin.

Operator: Our next question is from Scott Graham with BMO Capital Markets. Please proceed with your question.

Mr. Scott Graham: Hey, uh, good morning, you guys. How are you? Question I have is about the, um, energy and chemical impacts, uh, that you guys were--that you laid out, uh, at the top, Andy. Um, you named the businesses. We know them all well. Could you tell us, first of all, the percent of sales, um, from chemical and energy right now?

Mr. Andy Silvernail: Well, you've got--so, let's kind of break it into its pieces. So, energy in total, is somewhere north of kind of 10 percent of the company, somewhere 10, 12 percent of the company. The upstream piece of it that's kind of gotten pounded is about 2 percent. It was 3 percent last year. Um--.

Mr. Scott Graham: --Right--.

Mr. Andy Silvernail: --You know, so, that's just the reality of that. So-- the stuff that's midstream and downstream makes up, you know, the vast majority of what you're looking at-- what we call energy.

And when you think about the--you know, the chemical piece, the overall chemical piece is--is a bigger piece. But, we're mostly talking about playing in specialty chemicals, right? And so, it's not--it's not kind of the broad-based stuff--it's not the commodity chemical world. We don't tend to play in that.

If you say--if you call it chemical and industrial that you put it together, that's--we call that's about 25 to 30 percent of the total business. Pure chemical out of that is half to two-thirds of that total.

Mr. Scott Graham: Gotcha. The--um, now, on that, you have, um, a business that, obviously--the mobile business. Uh, could you give us a carve-out of that as well? You went, um, out of your way in the slides here to talk about truck bills. And--.

Mr. Andy Silvernail: --Yeah, so, really--.

Mr. Scott Graham: --Honestly, I've never heard you talk about that before.

Mr. Andy Silvernail: Yeah, well, the reason we do is, again, when you talk about energy, people tend to think of energy in a very specific way. And the biggest piece of what's in our energy business is LC, liquid controls, right? And so, liquid controls, a good chunk of that overall business is going into these mobile applications. So, mobile applications mean meters on trucks, right? That's the way to think of it.

And you split on meter on--meters on trucks into two things, kind of road applications and that serving aviation. And so, now, the reality is that the--we don't follow the Class 8 to Class 6 truck build that you would think about for kind of heavy industry or whatever, you know, people who are experts in that, we don't necessarily follow that trend. The reality is that the truck builders and how they--how these guys think about building, in some ways, does connect to that.

So, we're not selling into the average Class 6 or Class 8 truck. We're selling into very specifically mobile energy applications. There is some correlation between the truck builders that are producing kind of the general Class 6 or Class 8 and the folks who are selling into these mobile markets. There is some connection to that. We don't follow the broad trend.

Mr. Scott Graham: That's very interesting the way to look at that. Okay. Um, thank you. That's all I had. Very nice quarter, guys.

Mr. Andy Silvernail: Thanks, Scott.

Operator: Our next question is from Jim Foung with Gabelli & Company. Please proceed with your question.

Mr. Jim Foung: Hi, good morning, Andy, Heath.

Mr. Andy Silvernail: Hi, Jim.

Mr. Jim Foung: You know, I just have one question. Uh, I just wonder if you could just size up kind of the amount of business you might've potentially lost due to oil prices. You know, as we look out the next 12 months, you know, with, um, oil firming up and the business coming back, I was just trying to figure out how much you can recover, uh, you know, uh, as we kind of see the reverse of this.

Mr. Andy Silvernail: So, let's talk about the easy piece of that, Jim, which is the piece that's close to the well head.

Mr. Jim Foung: Uh-huh.

Mr. Andy Silvernail: As I mentioned, we probably had a total of 1 percent negative on that. So, if that was 3 percent of our business a year ago, it's now--.

Mr. Jim Foung: --Right--.

Mr. Andy Silvernail: --2 percent of our business. So, it really truly--.

Mr. Jim Foung: --Okay--.

Mr. Andy Silvernail: --Is in and of itself a 1 percent headwind on IDEX, right? And then you probably have another one to two if you kind of scope across the rest of IDEX, call it 10 to 20 million more of incremental revenue, um--.

Mr. Jim Foung: --Um-hmm--.

Mr. Andy Silvernail: --You know, that's probably been--you can kind of put your finger on directly. So, call it 2 points of organic growth headwind, up to 2 points of organic growth headwind that's just kind of directly tied to that.

Now, it gets a lot more muddled and a lot less clear as you think about that--these--this--these ripple effects that have impacted everybody. The story that I tell often is, you know, a few years ago, we looked at this business in North Dakota. And it had nothing to do with the energy world, but we looked at this business in North Dakota.

And you couldn't drive into the--you couldn't get a parking spot at the parking, at the Walmart. You couldn't get a hotel room, anything, right? And now, you go there--.

Mr. Jim Foung: --Um-hmm--.

Mr. Andy Silvernail: --Today, and you know, the parking lot at the Walmart is empty. And you can get any hotel room you want at half the cost. And so--.

Mr. Jim Foung: --Um-hmm--.

Mr. Andy Silvernail: --What I--I guess the reason I tell that story is I think we all, again, underestimated the rippling effect of-- in certain areas of that energy cycle. And so, as it comes back, I don't think it's going to be as dramatic. I wish I could pick a timeframe. That's for you guys to do. I do think that, not only do you get the impacts, the direct impacts of what's happened to the energy industry, I think you'll get some positive residual impact to the general industrial.

Mr. Jim Foung: You think that number would match that 2 percent of direct headwind that you see, um--?

Mr. Andy Silvernail: --Yeah, you know, I--again, I think that--I think the upside and the downside were pretty dramatic. So, what you got--.

Mr. Jim Foung: --Right--.

Mr. Andy Silvernail: --Pre-2015 was pretty dramatic on the upside. And what we lived with last year, it was pretty dramatic on the downside and through the first quarter. Do I think it's going to snap back one for one? I think that would be optimistic.

Mr. Jim Foung: Um-hmm. All right. But, something like, uh, somewhere between 50 to 100 million loss of revenues, potential revenues--.

Mr. Andy Silvernail: --No, that's too heavy.

Mr. Jim Foung: Too big?

Mr. Andy Silvernail: Somewhere between 20 and 40 million.

Mr. Jim Foung: Twenty and 40 million. Okay.

Mr. Andy Silvernail: Yep, yep.

Mr. Jim Foung: All right. Great. Thanks so much.

Mr. Andy Silvernail: Yep.

Operator: Our next question is from Bhupender Bohra with Jefferies. Please proceed with your question.

Mr. Bhupender Bohra: Hey, good morning, guys.

Mr. Andy Silvernail: Good morning.

Mr. Bhupender Bohra: Uh, so, my question, uh, revolves around HST. Uh, you know, you've done a good job improving margins here. Um, if I look back historically, I mean, this segment underwent some restructuring. Where do you think, you know, margins would actually progress the second half, uh, of 2016?

And you know, holistically, I mean, uh, where [unintelligible] size in terms of any products, especially with exposure to MPT, you know, some of the long-cycle businesses, you know, where do you think, uh, you know, as you progress into 2017, uh, if you can give some color on that?

Mr. Andy Silvernail: So, Bhupender, I apologize. You broke up a little bit in your question. So, I think, if I heard you right, you were asking, what do we think the back half HST margin looks like. I heard that clearly. I didn't hear--.

Mr. Bhupender Bohra: --Yes--.

Mr. Andy Silvernail: --The second part of your question clearly.

Mr. Bhupender Bohra: Yeah, you know, I'm--second part of the question, kind of holistically, if you look at HST, uh, you've done a good job improving margins here. Um, how do we think--like, what is actually driving the core sales for the business in terms of when you have--when you look at the exposure from MPT and sealing solution businesses?

Mr. Andy Silvernail: Okay. So, let me-- I'll try to tackle that. And if I don't-- if I don't get your question--if I don't answer it just right, you know, please-- please reframe it.

So, yeah, we've done a nice job of getting this business up to speed. The way I'd break it down is kind of on the revenue side. And then let's talk margins. And obviously, they're interconnected, but there's a couple different stories in here.

On the revenue side, we've seen real strength consistently out of those things that are scientific in nature, right? So, life sciences, semiconductor, some of the electronics world that we touch, you know, marginally, those have been good and--and by the way have, good profitability associated with them.

And we've also had strength in improving margin in some parts of the portfolio that were weaker. So, if you look at MPT, or if you look at optics, over the last couple years, we've done a nice job of moving profitability up. So, you've seen the Op margin move.

But, the bottom--but, the top line is a little bit deceptive. And the reason for that is, you've got a good chunk of that overall HST that still really is industrial, right? So, you've got a big chunk of--the gas and the micropump businesses. You've got a good chunk of even the optics business that's more industrial related. And then you've got a big piece of the sealing business that is touching oil and gas.

So, we've had some really--some nice strength on the scientific side offset by some weakness on the industrial side, but in total, overall margins that have had nice improvement.

I think I may have missed your back question about MPT. So, if you'd repeat that, I'd appreciate it.

Mr. Bhupender Bohra: No, you don't--I think you answered the question. MPT--my thinking on MPT was MPT was kind of a, uh, long-cycle business, uh, within HST. And, uh, you know, uh, when, uh, you talked about the capital spending within the industrial business, uh, overall, broadly weak right now--.

Mr. Andy Silvernail: --Yep--.

Mr. Bhupender Bohra: --How should we think about that in the second half, especially, you know, your thinking is like there's much more--still more risk to the economy in terms of spending.

Mr. Andy Silvernail: I think so. And I think, to be clear about some things because I--there's a few things here, depending upon how you take it. It could be some mixed messages. The first one is, our overall view is you're getting some industrial stability. As that moves to the back half, you end up with some easier comps. And whether or not that's industrial within FMT or some of the industry parts of HST, you get moderately easier comps as you get to the back half of the year because of the real weakness that we saw, you know, last year.

To me, that's a good-news story, but not because the business is materially improving sequentially. So, I don't want anyone to walk out of here saying, "God, I'm confused. Andy's saying there's more risk to the downside, but we're going to be better in the second half."

These are really consistent statements, right? We've seen stability. You've got a little bit easier comps in the back half of the year. But, in total, as I look at the global economy and I look at the puts and the takes and, whether there's more upside or more downside, given the underlying fundamentals, we believe that, still, there remains more downside than upside.

Mr. Bhupender Bohra: Got it. Thank you.

Mr. Andy Silvernail: Thank you.

Operator: Our next question is from Jim Giannakouros with Oppenheimer. Please proceed with your question.

Mr. Jim Giannakouros: Hi, good morning, guys. Thanks for, uh, sneaking me in here.

Mr. Andy Silvernail: You bet, Jim.

Mr. Jim Giannakouros: Uh, yeah, so, my question is on your organic growth investment dollars and, uh, where you're funneling those. It--I understand it may be early in the year for you to be shifting those. Um, but, can you talk about where you're focusing specifically organic growth investment currently, what businesses, uh, the focus is squarely on improving returns--?

Mr. Andy Silvernail: --Yeah--.

Mr. Jim Giannakouros: --And where growth investment won't be dedicated anytime soon and if you've--.

Mr. Andy Silvernail: --Sure--.

Mr. Jim Giannakouros: --Shifted, uh, your thoughts just given, um, any surprises over the last six months, whether that's market based or just the efficacy of--.

Mr. Andy Silvernail: --Yeah--.

Mr. Jim Giannakouros: --You know, execution of internal strategies from, uh, specific business lines. Thanks.

Mr. Andy Silvernail: Jim, when you look at our investments like this, they tend not to have radical swings in the short term. And the reason I say that is because, you know, from the time of--you decide that you're going to aggressively--going to go after an idea until the time it's launched and then--I'll call it full absorption into the marketplace, those cycles are really long.

And that really works to our benefit around, when you win market share or you win new applications, the stickiness of those is really the fundamental driver to the economics of IDEX, right? That stickiness is a big deal.

That being said, it takes a long time for that to happen, right? Our customers are highly risk adverse. They test, and they poke for an awful long time before making any kind of radical decision.

The reason I say that is that requires sustained long-term investment. And so, we tend not to jump around a lot in that. So, just kind of behaviorally, I think that's important to understand.

The--kind of directly answering your question, which is, where are we focused, a way to think about that is, if you look at our portfolio, at our businesses--and this is all public stuff we've talked about before at investor meetings. You know, we've got about two-thirds of our company in revenue and about three-quarters of our company in profit that I would squarely put into the grow category, right?

These are franchise businesses with, you know, clear number one or really strong number two positions. I'm talking about franchise brands like IDEX health and science, the scientific fluidics business. I'm talking about Viking, Warren Rupp, right, Gast. Even though our rescue business is struggling, if you look at the br ands within rescue, they're outstanding. If you look at our BandIT brand, even though it's got headwinds from oil and gas, you know, they are a franchise business. I can go kind of down through that list.

They've got great positioning, terrific fundamental economics. We're going to--we are investing for growth. We incent for growth around those businesses, you know, pretty aggressively. And by the way, we differentiate how we think about resource allocation with those businesses.

On the flipside--and by the way,I would say that is much more biased today around new product, right, and new channel than it is anything else.

The other part of it is we've got, you know, about a quarter of our business, a little bit less than a quarter that I'm going to--I'd--I'm going to put into the category of fix, right, meaning they don't have IDEX-like profitability.

Now, to be clear, I think a lot of people would kill for the profitability of what we call fix. You're talking about EBITDA margins that are solidly in the mid to upper teens. But, they're not in the mid-teens--or mid-20s rather EBITDA margins, like all of IDEX.

So, there's a series of businesses in there that, uh, you know, we still can--we think can move and can fix. They look like our fire business that's had a--you know, a 1,000 basis point improvement over the last several years.

There's some businesses squarely in there that, boy, we think we can move the margins very substantially. And by the way, a bunch of the performance that you see in here, we've had great performance in those fix businesses through the first quarter.

And then you've got a small portion of the business that's kind of--you know, we define it as outperform, meaning we want you to win in your markets. We expect you to keep up with the competition. But, you're kind of not in either one of those categories today.

So, that's how we differentiate. And we really think about resource allocation. And we think about the mission that each one of those businesses have really clearly upon where they fit into those definitions. And they understand their missions.

Mr. Jim Giannakouros: That's helpful. Thank you.

Mr. Andy Silvernail: You bet.

Operator: There are no further questions. At this time, I'd like to turn the call back over to Andrew Silvernail for closing remarks.

Mr. Andy Silvernail: Thank you, Rob. I appreciate that. Well, everyone, first of all, I appreciate you taking the time to spend with us to talk about the first quarter. I--our comments--hopefully, everyone's walking away with the clarity of our message, which is, we think we're executing quite well in a continued challenging market. There has been some stability in the markets, which is good. But, we still think there's still lots of challenges here ahead. But, we're very, very well positioned.

And I'm thrilled, with how our teams have performed. Our folks, throughout IDEX, have really performed well, to make sure that we're delivering value for our customers, for the people who work at IDEX, and very importantly, for you, our shareholders.

So, appreciate your time, and we look forward to talking to you in the future. Take care.

Operator: This concludes today's conference. Thank you for your participation. You may disconnect your lines at this time.